Exhitbit 99.1

Cleco Corporation announces third-quarter earnings of $65.8 million

Company increases earnings guidance and quarterly dividend

PINEVILLE, La., Nov. 2, 2011 – Cleco Corporation (NYSE: CNL) posted 2011 third-quarter earnings of $65.8 million or $1.08 per diluted share and raised 2011 operational earnings guidance to $2.40 - $2.47 per share.  In addition, Cleco’s board of directors raised the quarterly dividend nearly 12 percent from $0.28 per share to $0.3125 per share.

“We continue to deliver strong performance,” said Bruce Williamson, president and CEO of Cleco Corporation.  “Our operational earnings for the third quarter are up compared to the same period last year primarily due to lower electric customer credits, lower operating expenses and lower taxes.”

“As a result of our continued performance, we are increasing our 2011 earnings guidance for the second time this year,” said Williamson.  “In addition, our board of directors recently approved an 11.6 percent increase in the quarterly dividend, making our new annual dividend rate $1.25 per share.  Cleco’s earnings, positive cash flow and unique, well-positioned assets underscore our value, and we are confident in our ability to continue delivering increasing returns to our shareholders.”

Earnings Guidance:

Cleco has revised its 2011 consolidated operational earnings guidance range to $2.40 - $2.47 per diluted share.  This estimate assumes normal weather for the last quarter of the year and includes positive impacts from an audit settlement with the IRS during October 2011.  This guidance range excludes adjustments related to life insurance policies and the gain related to the Acadia Unit 2 transaction.  Please refer to “Operational Earnings Adjustments” in this news release for a description of these adjustments on the company’s earnings per diluted share for the three and nine months ended Sept. 30, 2011 and 2010.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	Three months ended Sept. 30
Subsidiary	2011	2010
Cleco Power LLC	$0.88	$0.86
Cleco Midstream Resources LLC	0.10	0.09
Corporate and Other1	0.11	(0.12)
Operational diluted earnings per share (Non-GAAP)	1.09	0.83
Adjustments2	(0.01)	(0.01)
Diluted earnings per share applicable to common stock	$1.08	$0.82

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends on preferred stock
2 Refer to “Operational Earnings Adjustments” in this news release

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	Nine months ended Sept. 30
Subsidiary	2011	2010
Cleco Power LLC	$1.96	$2.04
Cleco Midstream Resources LLC	0.02	0.01
Corporate and Other1	0.10	(0.11)
Operational diluted earnings per share (Non-GAAP)	2.08	1.94
Adjustments2	0.63	1.93
Diluted earnings per share applicable to common stock	$2.71	$3.87

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends and redemption costs on preferred stock
2 Refer to “Operational Earnings Adjustments” in this news release

Financial Highlights:

Third Quarter 2011
•	Cleco reports third-quarter earnings applicable to common stock of $65.8 million or $1.08 per diluted share compared to $49.6 million or $0.82 per diluted share for the third quarter of 2010.

Year-to-Date 2011
•
Cleco reports earnings applicable to common stock for the first nine months of 2011 of $165.1 million, or $2.71 per diluted share, compared to $234.7 million, or $3.87 per diluted share for the first nine months of 2010.

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.83	2010 third-quarter operational diluted earnings per share

0.13	Non-fuel revenue, net of rate refund accrual
0.02	Other expenses, net
(0.09)	Interest charges
(0.04)	Income taxes
$0.02	Cleco Power results

0.01	Cleco Midstream results

0.23	Corporate results

$1.09	2011 third-quarter operational diluted earnings per share

(0.01)	Adjustments1

$1.08	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.13 per share compared to the third quarter of 2010 primarily due to lower accruals for estimated customer credits of $0.08 per share and $0.03 per share related to higher mineral lease payments and sales of fuel oil.  Also contributing to the increase was $0.02 per share of higher electric sales.

•
Other expenses, net, were $0.02 per share lower compared to the third quarter of 2010 primarily due to $0.05 per share of lower generating station and distribution maintenance work and $0.02 per share due to the absence of expenses related to fixed-price power that was provided to a wholesale customer in the third quarter of 2010.  These increases were partially offset by $0.03 per share due to higher other operations expense and $0.02 per share of higher depreciation expense.

•
Higher interest charges decreased earnings by $0.09 per share compared to the third quarter of 2010 primarily due to uncertain tax positions and the November 2010 issuance of $250.0 million senior notes.  These decreases were partially offset by lower interest due to repayments of insured quarterly notes and a bank term loan in October 2010 and November 2010, respectively.

•
Higher income taxes decreased earnings by $0.04 per share compared to the third quarter of 2010 as a result of $0.02 per share for miscellaneous tax items and $0.02 per share to record tax expense at the projected annual effective tax rate.

Cleco Midstream Resources

•
Evangeline’s results increased earnings by $0.05 per share compared to the third quarter of 2010 primarily due to insurance recovery related to outage expenses incurred during the second quarter of 2011 and lower income taxes as a result of tax benefits taken on the prior year tax return.

•
Acadia’s results decreased earnings by $0.02 per share compared to the third quarter of 2010 primarily due to the absence of Acadia Unit 2 and lower contractual expirations of underlying indemnifications related to Acadia Unit 1.

•	Higher other expenses at Midstream decreased results by $0.02 per share compared to the third quarter of 2010.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments – Gains from Evangeline and Acadia Units 1 and 2 Transactions” in this news release.

Corporate and Other

•
Lower income taxes increased earnings by $0.14 per share compared to the third quarter of 2010 as a result of $0.04 per share related to the absence of state tax adjustments, $0.05 per share for tax benefits taken on the prior year tax return, $0.04 per share to record tax expense at the consolidated projected annual effective tax rate and $0.01 per share for tax credits.

•	Lower interest charges increased earnings $0.08 per share compared to the third quarter of 2010 primarily due to uncertain tax positions and the repayment of a bank term loan in April 2011.
•	Lower other miscellaneous expenses increased earnings by $0.01 per share compared to the third quarter of 2010.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$1.94	Nine months ended Sept. 30, 2010, operational diluted earnings per share

0.33	Non-fuel revenue, net of rate refund accrual
(0.10)	Other expenses, net
(0.14)	Interest charges
(0.15)	AFUDC (allowance for funds used during construction)
(0.02)	Income taxes
$(0.08)	Cleco Power results

0.01	Cleco Midstream results

0.21	Corporate results

$2.08	Nine months ended Sept. 30, 2011, operational diluted earnings per share

0.63	Adjustments1

$2.71	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.33 per share compared to the first nine months of 2010 primarily due to $0.27 per share related to the base rate increase that became effective in February 2010, which included Madison Unit 3 and the investment in Acadia Unit 1.  Revenue also included amounts related to the completed portions of the Acadiana Load Pocket transmission project.  These increases were partially offset by $0.05 per share of lower electric sales primarily related to milder winter weather in the first quarter of 2011.  Also contributing to the increase in non-fuel revenue was $0.08 per share from sales of fuel oil, higher mineral lease payments and the absence of net unfavorable results relating to economic hedge transactions associated with fixed-price power that was provided to a wholesale customer in 2010.  Lower estimated accruals for a rate refund further increased non-fuel revenue by $0.03 per share.

•
Other expenses, net, were $0.10 per share higher compared to the first nine months of 2010 primarily due to $0.05 per share of higher generating station operating and maintenance expenses, primarily as a result of Madison Unit 3 being placed in service and the acquisition of Acadia Unit 1 both in the first quarter of 2010, and $0.05 per share related to other miscellaneous operating expenses.  Higher depreciation expense contributed $0.07 per share to the increase.  These increases were partially offset by $0.03 per share of lower capacity payments and $0.04 per share from the absence of expenses related to fixed-price power that was provided to a wholesale customer during the first nine months of 2010.

•
Higher interest charges decreased earnings $0.14 per share compared to the first nine months of 2010 primarily due to the November 2010 issuance of $250.0 million senior notes and interest related to uncertain tax positions.  These decreases were partially offset by lower interest due to repayments of insured quarterly notes and a bank term loan in October 2010 and November 2010, respectively, and lower other miscellaneous interest charges.

•	AFUDC, primarily associated with the first quarter 2010 completion of the Madison Unit 3 project, reduced earnings $0.15 per share compared to the first nine months of 2010.
•
Higher income taxes decreased earnings by $0.02 per share compared to the first nine months of 2010 due to the absence in 2011 of a $0.05 per share reduction in tax expense that occurred as a result of the implementation of new retail base rates, $0.02 per share for miscellaneous tax items and $0.01 per share to record tax expense at the projected annual effective tax rate.  These decreases were partially offset by the absence in 2011 of $0.02 per share of tax expense resulting from health care legislation changes affecting Medicare Part D and $0.04 per share for the tax impact of a valuation allowance for capital loss carryforwards recorded in 2010 and reversed in 2011.

Cleco Midstream Resources

•
Evangeline’s results increased $0.01 per share compared to the first nine months of 2010 primarily due to lower miscellaneous income tax items and lower interest charges.  These increases were partially offset by lower tolling revenue resulting from the Evangeline restructuring and pricing of the new tolling agreement.

•	Acadia’s results increased $0.02 per share compared to the first nine months of 2010 primarily due to the absence of Acadia Units 1 and 2.
•	Higher other expenses at Midstream decreased results $0.02 per share compared to the first nine months of 2010.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments — Gains from Evangeline and Acadia Units 1 and 2 Transactions” below.

Corporate and Other

•
Lower income taxes increased earnings by $0.14 per share compared to the first nine months of 2010 as a result of $0.05 per share related to the absence in 2011 of state tax adjustments, $0.04 per share for tax benefits taken on the prior year tax return, $0.02 per share to record tax expense at the consolidated projected annual effective tax rate and $0.03 per share for tax credits.

•
Lower interest charges increased earnings by $0.07 per share compared to the first nine months of 2010 primarily due to lower amounts related to uncertain tax positions and the repayment of a bank term loan in April 2011.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share to evaluate the operations of Cleco and establish goals for management and employees.  Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented.  Operational earnings as presented here may not be comparable to similarly titled measures used by other companies.  The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	Three months ended Sept. 30
	2011	2010
Operational diluted earnings per share	$1.09	$0.83
Life insurance policy adjustments	(0.02)	0.01
Tax levelization	0.01	(0.02)
Reported GAAP diluted earnings per share applicable to common stock	$1.08	$0.82

	Diluted Earnings Per Share
	Nine months ended Sept. 30
	2011	2010
Operational diluted earnings per share	$2.08	$1.94
Life insurance policy adjustments	-	0.01
Gain from Evangeline transaction	-	1.51
Gain from Acadia Unit 1 transaction	-	0.41
Gain from Acadia Unit 2 transaction	0.63	-
Reported GAAP diluted earnings per share applicable to common stock	$2.71	$3.87

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policy Adjustments

Cleco has life insurance policies covering certain members of management.  These assets are acquired at fair value and adjusted for changes in market value and any payments/redemptions of cash surrender values.  Cleco is unable to predict changes in the market values and amounts of cash surrender values of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, quarterly, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the third quarters of 2011 and 2010, Cleco recorded a $0.01 per share benefit and a $0.02 per share expense, respectively, from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The incremental adjustment for tax levelization is not related to the current quarter’s operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Gains from Evangeline and Acadia Units 1 and 2 Transactions

On Feb. 22, 2010, the then existing Evangeline tolling agreement was terminated and a new tolling agreement was executed with the same counterparty resulting in the recognition of a gain of $1.51 per share for 2010.  On Feb. 23, 2010, Cleco Power’s acquisition of Acadia Unit 1 and half of Acadia Power Station’s common facilities was completed resulting in the recognition of a gain of $0.41 per share for 2010.  On April 29, 2011, the sale of Acadia Unit 2 and Acadia Power Station’s remaining common facilities was completed resulting in the recognition of a gain of $0.63 per share for 2011.  Because these are one-time gains, management does not consider these adjustments to be components of operational earnings.

Cleco management will discuss the company’s third-quarter and year-to-date 2011 results during a conference call scheduled for 11 a.m. Eastern time (10 a.m. Central time) Thursday, Nov. 3, 2011.  The call will be webcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q3 2011 Cleco Corporation Earnings Conference Call.”

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 10 generating units with a total nameplate capacity of 2,572 megawatts and serves approximately 279,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts.  Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts.  For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Cleco Corporation
Russell Davis
(318) 484-7501

Investor Contact:
Cleco Corporation
Rodney Hamilton
(318) 484-7593

Media Contact:
Cleco Corporation
Fran Phoenix
(318) 484-7467

	For the three months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2011	2010	Change	2011	2010	Change
Electric Sales
Residential	1,274	1,263	0.9%	$99,144	$100,301	(1.2)%
Commercial	796	771	3.2%	48,732	48,193	1.1%
Industrial	619	592	4.6%	22,468	22,563	(0.4)%
Other retail	36	37	(2.7)%	2,600	2,721	(4.4)%
Surcharge	-	-	-	2,983	1,350	121.0%
Other	-	-	-	(1,578)	(1,704)	7.4%
Total retail	2,725	2,663	2.3%	174,349	173,424	0.5%
Sales for resale	652	639	2.0%	11,455	14,745	(22.3)%
Unbilled	(129)	(125)	(3.2)%	(7,645)	(11,585)	34.0%
Total retail and wholesale customer sales	3,248	3,177	2.2%	$178,159	$176,584	0.9%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2011	2010	Change	2011	2010	Change
Electric Sales
Residential	3,105	3,156	(1.6)%	$235,672	$208,811	12.9%
Commercial	2,037	1,990	2.4%	137,133	116,897	17.3%
Industrial	1,770	1,679	5.4%	64,323	55,774	15.3%
Other retail	103	106	(2.8)%	7,484	6,727	11.3%
Surcharge	-	-	-	7,534	7,205	4.6%
Other	-	-	-	(4,875)	(4,383)	(11.2)%
Total retail	7,015	6,931	1.2%	447,271	391,031	14.4%
Sales for resale	1,495	1,541	(3.0)%	34,433	34,199	0.7%
Unbilled	(90)	2	-	(11,538)	23,359	(149.4)%
Total retail and wholesale customer sales	8,420	8,474	(0.6)%	$470,166	$448,589	4.8%

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2011	2010
Operating revenue
Electric operations	$324,532	$325,629
Tolling operations	9,133	11,153
Other operations	16,064	13,305
Affiliate revenue	-	119
Gross operating revenue	349,729	350,206
Electric customer credits	1,852	(6,314)
Operating revenue, net	351,581	343,892
Operating expenses
Fuel used for electric generation	122,774	100,587
Power purchased for utility customers	24,739	51,678
Other operations	32,872	30,288
Maintenance	14,587	23,362
Depreciation	30,557	28,847
Taxes other than income taxes	9,845	9,123
Loss on sale of assets	27	20
Total operating expenses	235,401	243,905
Operating income	116,180	99,987
Interest income	509	128
Allowance for other funds used during construction	902	887
Equity (loss) income from investees, before tax	(1)	2,494
Other income	2,128	2,755
Other expense	(3,360)	(1,416)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	26,105	25,404
Allowance for borrowed funds used during construction	(326)	(336)
Total interest charges	25,779	25,068
Income before income taxes	90,579	79,767
Federal and state income tax expense	24,737	30,155
Net income	65,842	49,612
Preferred dividends requirements, net of tax	-	12
Net income applicable to common stock	$65,842	$49,600

Average number of basic common shares outstanding	60,467,595	60,471,183
Average number of diluted common shares outstanding	60,873,311	60,825,298
Basic earnings per share
Net income applicable to common stock	$1.09	$0.82
Diluted earnings per share
Net income applicable to common stock	$1.08	$0.82
Cash dividends paid per share of common stock	$0.28	$0.25

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2011	2010
Operating revenue
Electric operations	$823,484	$839,528
Tolling operations	16,137	23,016
Other operations	41,775	34,425
Affiliate revenue	202	1,426
Gross operating revenue	881,598	898,395
Electric customer credits	(3,405)	(6,314)
Operating revenue, net	878,193	892,081
Operating expenses
Fuel used for electric generation	298,009	276,727
Power purchased for utility customers	58,665	124,404
Other operations	92,206	86,786
Maintenance	59,666	58,832
Depreciation	89,641	82,899
Taxes other than income taxes	28,770	26,490
Gain on sale of assets	(468)	(37)
Total operating expenses	626,489	656,101
Operating income	251,704	235,980
Interest income	794	369
Allowance for other funds used during construction	3,757	11,052
Equity income from investees, before tax	62,051	39,212
Gain on toll settlement	-	148,402
Other income	3,330	3,563
Other expense	(4,969)	(4,379)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	79,368	76,074
Allowance for borrowed funds used during construction	(1,357)	(4,054)
Total interest charges	78,011	72,020
Income before income taxes	238,656	362,179
Federal and state income tax expense	73,451	127,411
Net income	165,205	234,768
Preferred dividends requirements, net of tax	26	35
Preferred stock redemption costs, net of tax	112	-
Net income applicable to common stock	$165,067	$234,733

Average number of basic common shares outstanding	60,549,860	60,405,388
Average number of diluted common shares outstanding	60,830,251	60,632,138
Basic earnings per share
Net income applicable to common stock	$2.73	$3.89
Diluted earnings per share
Net income applicable to common stock	$2.71	$3.87
Cash dividends paid per share of common stock	$0.81	$0.725

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2011	At Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$158,232	$191,128
Accounts receivable, net	101,589	92,197
Other current assets	271,163	325,525
Total current assets	530,984	608,850
Property, plant and equipment, net	2,864,443	2,784,225
Equity investment in investees	13,081	86,732
Prepayments, deferred charges and other	663,033	681,603
Total assets	$4,071,541	$4,161,410
Liabilities
Current liabilities
Short-term debt	$-	$150,000
Long-term debt due within one year	13,108	12,269
Accounts payable	96,417	125,923
Other current liabilities	241,888	189,489
Total current liabilities	351,413	477,681
Deferred credits	943,439	965,813
Long-term debt, net	1,370,576	1,399,709
Total liabilities	2,665,428	2,843,203
Shareholders’ equity
Preferred stock	-	1,029
Common shareholders’ equity	1,435,438	1,328,816
Accumulated other comprehensive loss	(29,325)	(11,638)
Total shareholders’ equity	1,406,113	1,318,207
Total liabilities and shareholders’ equity	$4,071,541	$4,161,410

Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances.  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling-agreement counterparty, the performance of the tolling agreement by such counterparty, the results of Cleco Power’s RFPs, the completion of the Acadiana Load Pocket project, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.